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                                                                    EXHIBIT 2.2


                               Amendment Agreement


         Reference is hereby made to the Agreement and Plan of Reorganization dated March 2, 1998 (the "Reorganization Agreement"). Notwithstanding any other provisions thereof, the undersigned parties hereby agree that the Merger will be accounted for as a purchase and the cash purchase price will be, subject to any adjustments pursuant to the Reorganization Agreement, $110 million, plus the Aggregate Vested Option Proceeds (as defined in the Reorganization Agreement) and plus the Aggregate Stockholder Note Proceeds (as defined in the Reorganization Agreement). The Reorganization Agreement shall remain in full force and effect in all other respects.

COMPANY                                       PARENT

By_______________________________             By_______________________________

Name_____________________________             Name_____________________________

Title____________________________             Title____________________________



MERGER SUB                                    FOUNDER


By_______________________________             By_______________________________

Name_____________________________             Name_____________________________

Title____________________________             Title____________________________



Dated: March 24, 1998